Exhibit 99.1

INSULET REPORTS FIRST QUARTER 2014 RESULTS

Revenue Increases over 20% from Prior Year

Demand for New OmniPod and Expanded Commercial Team Expected to Drive Continued Growth

BEDFORD, MA, May 7, 2014 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the first quarter ended March 31, 2014.

First Quarter Results

Sales of the new OmniPod both in the U.S. and in international markets helped drive strong increases in first quarter revenues and gross profit. First quarter 2014 revenue increased 21% to $69.2 million from $57.4 million in the first quarter of 2013. This level of revenue growth was achieved despite a reduction in Neighborhood Diabetes revenue from the sale of testing supplies to Medicare patients due to CMS’ competitive bidding program, which went into effect on July 1, 2013. Excluding the impact of the competitive bidding program, revenue increased by approximately 30% year over year. Gross profit for the first quarter of 2014 rose 30% to $32.8 million from $25.2 million for the first quarter of 2013.

“Revenues continue to grow at an impressive rate,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We have seen customer acceptance of our new OmniPod drive growth both here in the U.S. and internationally. We have begun to add additional commercial team members in high-performing territories. Many of them hit the ground running in April, and we expect to see a positive impact on second quarter growth as a result of their support. With a year’s worth of experience behind us, we have made significant progress regarding the consistency of our manufacturing process for the new OmniPod with capacity to produce nearly a million OmniPods per month.”

Operating loss for the first quarter of 2014 was $1.9 million, compared to an operating loss of $6.2 million in the first quarter of 2013, an improvement of approximately 70% as the Company continues to focus on reaching operating profitability for the year. Operating expenses were $34.7 million in the first quarter of 2014 compared to $31.4 million in the first quarter of 2013. The increase in operating expenses is primarily due to an increase in compensation related expenses, including stock-based compensation which was driven by the increased stock price through the first quarter.

Net loss for the first quarter of 2014 was $6.1 million, or $0.11 per share, compared to a net loss of $10.7 million, or $0.20 per share, for the first quarter of 2013.

As of March 31, 2014, the Company had cash and cash equivalents of $145.6 million compared to $149.7 million at December 31, 2013.

Guidance
For the year ending December 31, 2014, the Company reiterates its estimate that revenue will be in the range of $295 to $315 million. For the second quarter of 2014, the Company expects that revenue will be in the range of $70 to $74 million.
Conference Call
Insulet will host a conference call on Wednesday, May 7, 2014 at 5:00PM Eastern time to discuss the Company’s first quarter 2014 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (844) 831-3022 for domestic callers and (315) 625-6887 for international callers. The passcode is 37155461. A replay of the conference call will be available two hours after the start of the call through May 21, 2014 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 37155461. An online archive of the conference call will also be available by accessing the Investor Information section of the company's website at http://investors.insulet.com.

About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement
The 2014 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its estimated revenue and operating profitability. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the OmniPod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks;

Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key payor partners and their members; failure to retain and manage successfully Neighborhood Diabetes’ Medicare and Medicaid business; potential adverse effects resulting from competition with competitors; technological change and product innovation adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System or its inability to enter into new license agreements; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the OmniPod System; the concentration of substantially all of Insulet's operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the 3.75% Convertible Senior Notes due June 15, 2016; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2014 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

`	Three Months Ended March 31,
	2014	2013
	(Unaudited) (In thousands, except share and per share data)
Revenue	$69,161	$57,356
Cost of revenue	36,353	32,201
Gross profit	32,808	25,155
Operating expenses:
Research and development	6,779	4,396
General and administrative	14,259	13,094
Sales and marketing	13,656	13,871
Total operating expenses	34,694	31,361
Operating loss	(1,886)	(6,206)
Other expense, net	(4,193)	(4,328)
Loss before income taxes	(6,079)	(10,534)
Income tax expense	(65)	(131)
Net loss	$(6,144)	$(10,665)
Net loss per share basic and diluted	$(0.11)	$(0.20)
Weighted-average number of shares used in calculating net loss per share	55,089,028	53,052,400

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2014	As of December 31, 2013
	(Unaudited) (In thousands, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$145,614	$149,727
Accounts receivable, net	36,679	33,067
Inventories	10,449	9,464
Prepaid expenses and other current assets	7,115	5,940
Total current assets	199,857	198,198
Property and equipment, net	32,556	32,356
Intangible assets, net	16,927	18,040
Goodwill	37,536	37,536
Other assets	1,652	1,825
Total assets	$288,528	$287,955
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$20,983	$19,359
Accrued expenses and other current liabilities	18,771	19,478
Deferred revenue	612	900
Current portion of capital lease obligations	2,752	2,637
Total current liabilities	43,118	42,374
Capital lease obligations	4,657	5,390
Long-term debt	116,277	113,651
Other long-term liabilities	1,984	1,943
Total liabilities	166,036	163,358
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at March 31, 2014 and December 31, 2013. Issued and outstanding: zero shares at March 31, 2014 and December 31, 2013.	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at March 31, 2014 and December 31, 2013. Issued and outstanding: 55,261,626 and 54,870,424 shares at March 31, 2014 and December 31, 2013, respectively.	55	55
Additional paid-in capital	655,106	651,067
Accumulated deficit	(532,669)	(526,525)
Total stockholders’ equity	122,492	124,597
Total liabilities and stockholders’ equity	$288,528	$287,955